UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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ALTERRA CAPITAL HOLDINGS LIMITED
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[On April 19, 2012, Alterra Capital Holdings Limited sent the following communication to Glass Lewis & Co., LLC. Beginning April 20, 2012, Alterra Capital Holdings Limited sent the communication to certain shareholders.]

April 19, 2012

VIA ELECTRONIC DELIVERY

Glass Lewis & Co., LLC
One Sansome Street
Suite 3300
San Franciso, CA 94104
Attention: Robert McCormick, Esq. - Chief Policy Officer

Dear Mr. McCormick:

We are in receipt of Glass Lewis’s (“Glass Lewis”) proxy paper (the “GL Proxy Paper”) pertaining to Alterra Capital Holdings Limited’s (the “Company’s”) Annual General Meeting of Shareholders to be held on May 8, 2012 (the “Meeting”).

Ratification of Auditor

In the GL Proxy Paper, Glass Lewis has made a negative recommendation with respect to the Company’s proposal requesting ratification of KPMG Bermuda (“KMPG”) as the Company’s independent auditor for the 2012 fiscal year. The primary rationales for Glass Lewis’s position is (i) the June 28, 2011 report of the Public Company Accounting Oversight Board (“PCAOB”), which identified an alleged failure by KPMG to perform sufficient procedures to test the estimated fair value of certain of the Company’s available-for-sale securities (the “PCAOB Report”) and (ii) a general belief that a periodic rotation of auditors is in the best interest of shareholders.

As noted in the GL Proxy Paper, Glass Lewis first raised this concern about KPMG in conjunction with the Company’s 2011 Annual Meeting of the Shareholders held on May 2, 2011 (the “2011 AGM”). In response, on April 19, 2011, the Company’s board of directors sent a letter to our shareholders (the “Shareholder Letter”) addressing certain

Alterra Capital Holdings Limited Alterra House, 2 Front Street Hamilton HM 11, Bermuda	P.O. Box HM 2565 Hamilton HM KX Bermuda	Tel: 441 295 8800 Fax: 441 295 8899 info@alterracap.com www.alterracap.com findings of the PCAOB Report and Glass Lewis’s recommendation against the appointment of KPMG at the Company’s 2011 AGM.

The Shareholder Letter emphasized that (i) the PCAOB Report did not question the Company’s valuations reflected in its financial statements, (ii) the PCAOB Report did not impact KPMG’s unqualified opinions on the Company’s financial statements in 2008, 2009 and 2010; consequently there was and is no restatement issue, (iii) the PCAOB made similar findings regarding all four major accounting firms and (iv) the Company’s Audit and Risk Management Committee (the “ARMC”) was aware of the PCAOB Report and made an informed decision in recommending KPMG as the Company’s independent auditor for 2011.

Further, the Company made a commitment in the Shareholder Letter to reassess KPMG’s qualifications and suitability before making an auditor selection for 2012. During the summer of 2011, select members of the ARMC engaged in an extensive due diligence project regarding this matter and presented their findings to the full ARMC. In determining to engage KPMG for the 2012 fiscal year, the ARMC noted (i) KPMG’s commitment to the Company and the quality and integrity of the overall relationship, (ii) KPMG’s audit team members’ strengths and weaknesses, (iii) the quality, reputation and value of KPMG’s global services, (iv) KPMG’s ability to identify, anticipate and respond to issues, (v) the capabilities of other qualified independent auditors, (vi) transition issues that would likely ensue in connection with changing independent auditors, (vii) the methodology criticized in the PCAOB Report was the methodology generally used by the industry at the time and was also criticized in PCAOB reports on other independent auditors and (viii) KPMG’s response to the issues raised in the PCAOB Report, including enhancing its audit procedures regarding the fair value of our fixed maturity investment portfolios.

In addition, in April 2012, the Company and the ARMC received an update from the Managing Partner of KPMG about the status of the PCAOB Report. KPMG confirmed that they have taken steps to remediate the applicable audit workpapers and have made improvements in their audit and quality control procedures so that the inspection finding would not recur in future audits. KPMG believes, based upon their discussions with the PCAOB, that the PCAOB is satisfied with KPMG’s response to the report and they will receive a letter confirming this from the PCAOB in due course.

With respect to Glass Lewis’s position that periodic rotation of auditors is always in the best interest of shareholders, we respectfully counter that this position is not a widely accepted tenet. At a PCAOB public meeting held in March 2012, a majority of commentators stated that mandatory auditor rotation was problematic for an issuer because of, among other reasons, (i) loss of audit firm institutional and industry knowledge, which could reduce audit quality, (ii) increased cost of the audit, including capital and time that would be required to bring a new audit firm up to speed, and (iii) lack of evidence linking audit firm tenure to possible weakness in auditor independence, objectivity or professional skepticism.

Given the foregoing, the Company respectfully submits that a recommendation against KPMG as the Company’s auditors, based upon concerns arising from the PCAOB Report, is not in the best interests of the Company’s shareholders. The issues raised in the PCAOB report were (i) applicable to the accounting industry generally, (ii) fully vetted by the ARMC prior to the re-selection of KPMG as the Company’s independent auditor for 2012 and (iii) remediated by KPMG per discussions with the Managing Partner of KPMG. Further, there is a lack of consensus that mandatory rotation of independent auditors is always beneficial to a company. The ARMC determined to maintain the relationship with KPMG considering actual facts relevant to the Company.

Advisory Vote on Executive Compensation

In the GL Proxy Paper, Glass Lewis assigns a “Poor” grade to the Company’s overall compensation structure. This grade appears derived from Glass Lewis’s concerns as to five aspects of the Company’s compensation program, namely: (i) No Performance-Based Long-Term Incentive Awards; (ii) Incentive Limits; (iii) Change of Control Provisions, (iv) Tax Gross-Ups; and (v) Excessive Sign-On Payments.

We have reviewed your analysis of these program components and believe that your analysis of these components contains factual misstatements and/or incomplete information. We have taken the liberty to detail what we believe to be inaccuracies pertaining to the Company’s compensation program that appear in the GL Proxy Paper (along with a reference to the relevant section of our 2012 proxy statement where additional information on the issue may be found).

Performance based LTI

GL Proxy Paper Disclosure

To the best of our knowledge, the Company does not grant performance-vesting incentive awards. We believe shareholders benefit when equity or long-term incentive awards vest on the basis of metrics with pre-established goals and are thus demonstrably linked to the performance of the company, aligning the long-term interests of management with those of shareholders. In this case, shareholders should be concerned with the Company’s failure to implement a performance-based long-term incentive plan with objective metrics and goals.

Alterra Statement

The Company’s new long-term incentive program includes performance-based awards, whereby the number of shares vesting, if any, is subject to the achievement of specified growth-in-book-value-per-share goals. These performance-based awards are made to all of our senior executives. There are two pages in our 2012 proxy statement dedicated to the discussion of these awards. (Summary paragraph on page 19 of our 2012 proxy statement under 2011 Compensation Decision Highlights (6th paragraph titled “Increased Alignment of Compensation to Performance Results”);

four paragraphs under “2012 Equity Awards” on pages 28-30).

Incentive Limits

GL Proxy Paper Disclosure

Executives appear to be eligible to receive unlimited compensation through the STI plan. We believe this runs contrary to best practices and shareholder interests, as management may receive excessive compensation that is not strictly tied to Company performance. We urge the Company to set and disclose individual caps on its short-term incentive plan so as to assure shareholders that executive pay will always be constrained by stated limits.

Alterra Statement

The maximum annual cash bonus amount payable to our Chief Executive Officer is capped at 300% of base salary pursuant to the terms of his employment agreement (see page 38 of our 2012 proxy statement under Employment Agreements). With regard to other executives, there is no prescribed maximum award level; however, in practice, no award made to the other executives would exceed the percentage of salary paid to our Chief Executive Officer.

Change of Control Provisions

GL Proxy Paper Disclosure

We are concerned that the Company provides for immediate vesting of certain equity awards upon a change in control of the Company. This provision may discourage potential buyers from making an offer for the Company both because the purchase price will be higher and because substantial numbers of employees may earn significant amounts of money and decide to leave their positions with the Company. In short, we believe that this sort of provision may lower the chances of a deal, lower the premium paid to shareholders in a takeover transaction or both.

Alterra Statement

The Company revised its change-in-control policy provisions in 2011 and no longer provides single trigger vesting on stock awards. The last awards that included single trigger vesting provisions were granted in 2010. This change in policy is discussed on page 19 of our 2012 proxy statement under “Change from Single Trigger to Double Trigger Vesting”

Tax Gross Ups

GL Proxy Paper Disclosure

The Company is required to gross-up excise taxes incurred in connection with severance payments received by certain NEOs upon a change in control. Glass Lewis strongly opposes tax gross-ups on severance payments, especially when these payments are not limited by any consideration for excise taxes or safe harbor rules. In light of the fact that minor increases in change-in-control payments can lead to disproportionately large excise taxes, the potential negative impact of tax gross-ups far outweighs any retentive benefits. Furthermore, due to the complexities of estimating the potential size or likelihood of parachute excise taxes, tax gross-ups usually conceal the actual value of change-in-control agreements from shareholders, if not the board. Lastly, as a general principle, we believe executives, like all employees, should themselves shoulder all taxes associated with the bonuses and benefits they receive.

Alterra Statement

In conjunction with the new employment agreement entered into between the Company and our Chief Executive Officer on June 2011, we eliminated the excise tax gross-up provision with respect to any future severance or change-in-control events.

The only remaining excise tax gross-up obligations that remain in force are related to past events, specifically our amalgamation in 2010, and it is the Company’s position that there is no practical way that these excise tax gross-up payments could ever be triggered. The elimination of the excise tax with respect to future change-in-control events is discussed on page 32 of our 2012 proxy statement under “Employment Agreements.”

Excessive Sign-on Payment

GL Proxy Paper Disclosure

In the past fiscal year, the Company has recruited an executive from outside the firm, granting a sign-on payment that, in Glass Lewis’ opinion, may be excessive. We believe shareholders should question the nature of this payment and if it is the best use of the Company’s capital. Further, the fact that the Company feels such a payment is necessary to recruit an external executive can be an indication of poor succession planning by the board.

Alterra Statement

We are not sure which executive the above comment is referencing. None of our named executive officers were recruited or hired in the past fiscal year - they have all been employed by the Company or by an acquired subsidiary for more than five years. Furthermore, with respect to succession planning, in 2011 we filled the majority of our critical open positions with highly qualified internal candidates, without the need to recruit externally. These positions included:

	•	Chief Executive Officer of Reinsurance
	•	Chief Executive Officer of US Insurance
	•	President of Alterra Reinsurance USA
	•	Executive Vice President, Underwriting Strategy and Business Analytics
	•	Executive Vice President and Chief Underwriting Officer, Reinsurance for Alterra Bermuda

•	Executive Vice President and Chief Underwriting Officer, Reinsurance for Alterra Re UK
•	Senior Vice President, Underwriting Strategy and Planning

The Compensation Committee is responsible for the Company’s compensation program. The Committee makes modifications to the program using its business judgment when it believes those changes to be in the best interests of the Company. In exercising its business judgment, the Committee considers current best practices as espoused by proxy advisory services such as Glass Lewis - as well as feedback from our shareholders. The Company believes this responsiveness to corporate constituents is one reason why our initial advisory vote proposal was approved by over 91% of the shares voted at our 2011 AGM.

We are, therefore, extremely disappointed with what we view as a failure by Glass Lewis to accurately describe and analyze in the GL Proxy Paper significant components of our compensation program – particularly those that that have been recently revised to better align our practices with current best practices. We respectfully request that you promptly amend the GL Proxy Paper to correct the factual inaccuracies and consider revising your recommendation on our advisory vote on executive compensation proposal based on the corrected information.

We intend to file the contents of this communication with the Securities and Exchange Commission tomorrow morning but remain available to discuss any of the points raised in this letter - should you desire.

Sincerely,

Carol S. Rivers
General Counsel and Corporate Secretary